UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2005

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-21898	46-0408024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1118 East Green Street, Pasadena, CA	91106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 792-5549

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 2.01. Completion of Acquisition or Disposition of Assets.

On June 3, 2005, a majority of shareholders of Nanotechnica, Inc. (“Nanotechnica”), including Arrowhead Research Corporation (“Arrowhead”), voted by written consent to wind up business and effect a complete liquidation and dissolution of Nanotechnica. Notice of shareholder action was given by the Board of Nanotechnica to all shareholders on June 6, 2005. Dissolution will be effective upon approval by the State of California.

The key features of Nanotechnica’s plan of dissolution are (1) file a Certificate of Election to Wind Up and Dissolve and a Certificate of Dissolution with the Secretary of the State of California; (2) cease conducting normal business operations, except as may be required to wind up its business affairs; (3) pay or adequately provide for the payment of all of Nanotechnica’s known obligations and liabilities; and (4) distribute pro rata all of its remaining assets to its shareholders of record as of the applicable record date based upon liquidation preferences. Nanotechnica filed its Certificate of Election to Wind Up and Dissolve and its Certificate of Dissolution with the Secretary of State of California on June 7, 2005.

Attached as Exhibit 99.1 is a copy of the press release announcing the vote of the shareholders of Nanotechnica to dissolve the company.

Items 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As of the date of this filing, Nanotechnica has approximately $2.8 million in cash, which Nanotechnica believes is adequate to pay or adequately provide for the payment of all of its remaining obligations and liabilities. To the extent Nanotechnica is unable to satisfy any future California state tax obligations, Arrowhead has agreed to assume liability for these future, contingent tax payments.

Nanotechnica’s liabilities include its real property lease payments of approximately $280,000 for the remainder of the lease, customary accounts payable aggregating approximately $30,000, as well as payment of certain consulting fees and severance payments. Nanotechnica has not yet received invoices for all consulting fees, but the aggregate consulting fees for all consultants are capped at $160,000. Additionally, Nanotechnica’s management has implemented a severance plan for its employees that offers 2 ½ months severance pay to employees who sign a customary release. If all of Nanotechnica’s employees execute this release, Nanotechnica’s total severance obligations will be $163,000. Arrowhead is the sole holder of Series A Preferred Stock, and, after Nanotechnica has satisfied its debts, Arrowhead will be entitled to receive the remaining cash in partial satisfaction of the preferred stock’s $4 per share liquidation preference.

Before its dissolution, Nanotechnica was a party to two license agreements with the California Institute of Technology (“Caltech”). One license related to microfludic technology. The other license is related to sensor technology. Pursuant to its terms, the license relating to microfludic technology was transferred to Arrowhead. The sensor technology was given back to Caltech and that license was effectively terminated by the parties.

Items 2.06. Material Impairments.

As a consequence of Nanotechnica’s dissolution, Arrowhead may be required to reflect an impairment to goodwill. If Arrowhead is required to reflect such an impairment, it will file an amended Form 8-K disclosing that information.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release announcing Nanotechnica’s dissolution, dated June 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2005

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Joseph T. Kingsley
Joseph T. Kingsley, Chief Financial Officer